CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,000,000	$573.00

PRICING SUPPLEMENT NO. 87 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-177923 Dated December 23, 2011

JPMorgan Chase & Co. $5,000,000 Trigger Autocallable Optimization Securities

Linked to the common stock of Aruba Networks, Inc. due on or about January 9, 2013

Investment Description

Trigger Autocallable Optimization Securities, which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”) linked to the performance of the common stock of a specific company (the “Underlying Stock”). The Securities are designed for investors who believe that the price of the Underlying Stock will remain flat or increase during the term of the Securities. If the Underlying Stock closes at or above the Initial Share Price (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-3-I under “General Terms of Securities — Anti-Dilution Adjustments”) on any Observation Date, JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, JPMorgan Chase will either repay the full principal amount or, if the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing price of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of the Underlying Stock does not close below the Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity. If the price of the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date	December 23, 2011
Settlement Date	December 29, 2011
Observation Dates[1]	Monthly (see page 4)
Final Valuation Date[1]	January 3, 2013
Maturity Date[1]	January 9, 2013

[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Securities — Call Feature” and “Description of Securities — Payment at Maturity” in the accompanying product supplement no. UBS-3-I

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-3-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Autocallable Optimization Securities linked to the common stock of Aruba Networks, Inc. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Stock	Call Return Rate	Initial Share Price	Trigger Price	CUSIP	ISIN
Common Stock of Aruba Networks, Inc.	42.00% per annum	$18.63	$12.11, which is 65%	48126B699	US48126B6992
			of the Initial Share Price

See “Additional Information about JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-3-I dated November 21, 2011 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-3-I, will supersede the terms set forth in product supplement no. UBS-3-I.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-3-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Common Stock of Aruba Networks, Inc.	$5,000,000	$10	$62,500	$0.125	$4,937,500	$9.875

(1)	The price to the public includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-16 of the accompanying product supplement no. UBS-3-I.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.125 per $10 principal amount Security.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-3-I dated November 21, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto dated December 23, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-3-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

t	Product supplement no. UBS-3-I dated November 21, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007748/e46117_424b2.pdf

t	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

t	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

t	You believe the Underlying Stock will close at or above the Initial Share Price on one of the specified Observation Dates.

t	You understand and accept that you will not participate in any appreciation in the price of the Underlying Stock and that your potential return is limited to the applicable Call Return.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

t	You are willing to invest in the Securities based on the Call Return rate of 42.00% per annum.

t	You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying Stock.

t	You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months.

t

You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Securities.

t

You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

t	You require an investment designed to provide a full return of principal at maturity.

t	You believe that the price of the Underlying Stock will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date.

t	You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

t	You are not willing to invest in the Securities based on the Call Return rate of 42.00% per annum.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You seek current income from this investment or prefer to receive the dividends paid on the Underlying Stock.

t

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-3-A-I for risks related to an investment in the Securities.

Final Terms

Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Underlying Stock	Common Stock of Aruba Networks, Inc.
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	Approximately 12 months, unless called earlier
Call Feature	The Securities will be called if the closing price of one share of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.
Observation Dates[1]	January 23, 2012
February 23, 2012
March 23, 2012
April 23, 2012
May 23, 2012
June 25, 2012
July 23, 2012
August 23, 2012
September 24, 2012
October 23, 2012
November 26, 2012
January 3, 2013 (Final Valuation Date)
Call Settlement Dates[1]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return increases the longer the Securities are outstanding and is based upon the rate of 42.00% per annum.
Call Price	The Call Price equals the principal amount per Security plus the applicable Call Return.

The table below reflects the Call Return rate of 42.00% per annum.
Observation Date[1]	Call Settlement Dates[1]	Call Return (numbers below reflect the rate of 42.00% per annum)	Call Price (per $10)
January 23, 2012	January 25, 2012	3.5000%	$10.3500
February 23, 2012	February 27, 2012	7.0000%	$10.7000
March 23, 2012	March 27, 2012	10.5000%	$11.0500
April 23, 2012	April 25, 2012	14.0000%	$11.4000
May 23, 2012	May 25, 2012	17.5000%	$11.7500
June 25, 2012	June 27, 2012	21.0000%	$12.1000
July 23, 2012	July 25, 2012	24.5000%	$12.4500
August 23, 2012	August 27, 2012	28.0000%	$12.8000
September 24, 2012	September 26, 2012	31.5000%	$13.1500
October 23, 2012	October 25, 2012	35.0000%	$13.5000
November 26, 2012	November 28, 2012	38.5000%	$13.8500
January 3, 2013	January 9, 2013	42.0000%	$14.2000
	(Maturity Date)
Payment at Maturity (per $10 Security)	If the Securities are not automatically called and the Final Share Price is equal to or greater than the Trigger Price, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Security.

If the Securities are not automatically called and the Final Share Price is less than the Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:
$10 x (1 + Stock Return)
Stock Return	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price[2]	$18.63, which was the closing price of one share of the Underlying Stock on the Trade Date
Final Share Price[2]	The closing price of one share of the Underlying Stock on the Final Valuation Date
Trigger Price[2]	$12.11, which is 65% of the Initial Share Price

(1)	See footnote 1 under “Key Dates” on the front cover
(2)	Subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Stock as described under “General Terms of Securities — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-3-A-I.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-3-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the Securities, in which case the timing and character of any income or loss on the Securities could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-3-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

t

Your Investment in the Securities May Result in a Loss: The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the Underlying Stock has declined below the Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the Underlying Stock from the Initial Share Price to the Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Stock Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Share Price is less than the Initial Share Price and could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Underlying Stock.

t

Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity: If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the stock price is above the Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will either repay you the full principal amount per Security, or if the price of the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Trade Date to the Final Valuation Date. This contingent repayment of principal based on whether the Final Share Price is below the Trigger Price applies only if you hold your Securities to maturity.

t

Limited Return on the Securities: Your potential gain on the Securities will be limited by the applicable Call Return, regardless of the appreciation in the closing price of one share of the Underlying Stock, which may be significant. Because the Call Return increases the longer the Securities have been outstanding and your Securities can be called as early as the first monthly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, because the closing price of one share of the Underlying Stock at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Stock.

t

The Probability That the Final Share Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Underlying Stock: “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Stock. Greater expected volatility with respect to the Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Call Return rate is set on the Trade Date and depends in part on this expected volatility. However, a stock’s volatility can change significantly over the term of the Securities. The price of the Underlying Stock for your Securities could fall sharply, which could result in a significant loss of principal.

t

Credit Risk of JPMorgan Chase & Co.: The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t

Reinvestment Risk: If your Securities are called early, the holding period over which you would receive the per annum return of 42.00% could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.

t	No Periodic Interest Payments: You will not receive any periodic interest payments on the Securities.

t

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the Underlying Stock, including extending loans to, or making equity investments in, the issuer of the Underlying Stock or providing advisory services to the issuer of the Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

t

Single Stock Risk: The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the Underlying Stock issuer.

t

Certain Built-In Costs Are Likely to Affect Adversely the Value of the Securities Prior to Maturity: While the payment on any Call Settlement Date or at maturity, if any, described in this pricing supplement is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Securities” below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

t

No Dividend Payments or Voting Rights in the Underlying Stock: As a holder of the Securities, you will not have any ownership interest or rights in the Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the Underlying Stock and the Securities.

t

No Affiliation with the Underlying Stock Issuer: We are not affiliated with the issuer of the Underlying Stock. We assume no responsibility for the adequacy of the information about the Underlying Stock issuer contained in this pricing supplement or in product supplement no. UBS-3-I. You should make your own investigation into the Underlying Stock and its issuer. We are not responsible for the Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

t

No Assurances of a Flat or Bullish Environment: While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities.

t

Lack of Liquidity: The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

t

Anti-Dilution Protection Is Limited and May Be Discretionary: Although the calculation agent will adjust the Initial Share Price and Trigger Price for certain corporate events (such as stock splits and stock dividends) affecting the Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. If an event occurs that does not require the calculation agent to adjust the Initial Share Price and the Trigger Price, the market value of your Securities and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.

t

Hedging and Trading in the Underlying Stock: While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the Underlying Stock or instruments related to the Underlying Stock. We or our affiliates may also trade in the Underlying Stock or instruments related to the Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity if not previously called. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Securities declines.

t

Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying Stock) that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying Stock and could affect the value of the Underlying Stock, and therefore the market value of the Securities.

t	Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

t

Potential JPMorgan Chase & Co. Impact on Market Price of Underlying Stock: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Stock may adversely affect the market price of the Underlying Stock and, therefore, the market value of the Securities.

t

Market Disruptions May Adversely Affect Your Return: The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the Underlying Stock on an Observation Date, determining if the Securities are to be automatically called, calculating the Stock Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Securities — Market Disruption Events“ in the accompanying product supplement no. UBS-3-A-I.

t

Many Economic and Market Factors Will Influence the Value of the Securities: In addition to the value of the Underlying Stock and interest rates on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-3-I.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities with the following information (amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Share Price:	$18.63
Call Return Rate:	42.00% per annum (or 3.5000% per month)
Observation Dates:	Monthly
Trigger Price:	$12.11 (which is 65.00% of the Initial Share Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$19.56 (at or above Initial Share Price, Securities are called)
Call Price (per Security):	$10.35

Because the Securities are called on the first Observation Date, we will pay you on the Call Settlement Date a total Call Price of $10.35 per $10.00 principal amount (3.50% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$16.77 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$15.84 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$14.90 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$19.56 (at or above Initial Share Price, Securities are called)

Call Price (per Security):	$14.20

Because the Securities are called on the Final Valuation Date, we will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $14.20 per $10.00 principal amount (42.00% return on the Securities).

Example 3 — Securities are NOT Called and the Final Share Price is above the Trigger Price

Closing Price at first Observation Date:	$16.77 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$15.84 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$16.77 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$16.77 (below Initial Share Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00

Because the Securities are not called and the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero return on the Securities).

Example 4 — Securities are NOT Called and the Final Share Price is below the Trigger Price

Closing Price at first Observation Date:	$16.77 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$15.84 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$16.77 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$7.45 (below Initial Share Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Stock Return)
$10.00 × (1 + -60%)
$4.00

Because the Securities are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

The hypothetical returns and hypothetical payouts on the securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

The Underlying Stock

Included on the following pages is a brief description of the issuer of the Underlying Stock. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for the Underlying Stock. The information given below is for the second, third and fourth calendar quarters of 2007, the four calendar quarters in each of 2008, 2009 and 2010, and the first, second and third calendar quarters of 2011. Partial data is provided for the first calendar quarter of 2007 and the fourth calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Stock as an indication of future performance.

The Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Aruba Networks, Inc.

According to its publicly available filings with the SEC, Aruba Networks, Inc., which we refer to as Aruba Networks, is a provider of distributed enterprise networks that securely connect local and remote users to corporate information technology resources. The common stock of Aruba Networks, par value $0.0001 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Aruba Networks in the accompanying product supplement no. UBS-3-I. Aruba Networks’ SEC file number is 001-33347.

Historical Information Regarding the Common Stock of Aruba Networks, Inc.

The following table sets forth the quarterly high and low closing prices for the common stock of Aruba Networks, based on daily closing prices on the primary exchange for Aruba Networks, as reported by Bloomberg. The closing price of the common stock of Aruba Networks on December 23, 2011 was $18.63. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Aruba Networks has experienced significant fluctuations. The historical performance of the common stock of Aruba Networks should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Aruba Networks during the term of the Securities. We cannot give you assurance that the performance of the common stock of Aruba Networks will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Aruba Networks will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Aruba Networks.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Close
3/27/2007	*	3/31/2007		$14.67	$13.99	$14.67
4/1/2007		6/30/2007		$20.60	$13.47	$20.10
7/1/2007		9/30/2007		$23.78	$15.67	$20.00
10/1/2007		12/31/2007		$21.05	$12.92	$14.91
1/1/2008		3/31/2008		$14.97	$ 4.69	$ 5.21
4/1/2008		6/30/2008		$ 7.00	$ 4.69	$ 5.23
7/1/2008		9/30/2008		$ 6.55	$ 4.29	$ 5.13
10/1/2008		12/31/2008		$ 4.62	$ 1.95	$ 2.55
1/1/2009		3/31/2009		$ 3.21	$ 2.16	$ 3.14
4/1/2009		6/30/2009		$ 8.74	$ 3.29	$ 8.74
7/1/2009		9/30/2009		$ 9.48	$ 7.26	$ 8.84
10/1/2009		12/31/2009		$10.96	$ 7.59	$10.66
1/1/2010		3/31/2010		$13.66	$ 9.92	$13.66
4/1/2010		6/30/2010		$15.56	$10.80	$14.24
7/1/2010		9/30/2010		$22.24	$14.24	$21.34
10/1/2010		12/31/2010		$24.22	$19.22	$20.88
1/1/2011		3/31/2011		$34.63	$21.08	$33.84
4/1/2011		6/30/2011		$35.93	$23.58	$29.55
7/1/2011		9/30/2011		$31.00	$16.34	$20.91
10/1/2011		12/23/2011	**	$25.45	$17.38	$18.63

*	The common stock of Aruba Networks commenced trading on March 27, 2007. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated for the first calendar quarter of 2007 are for the shortened period from March 27, 2007 through March 31, 2007.
**	As of the date of this pricing supplement available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through December 23, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the daily performance of the common stock of Aruba Networks from March 27, 2007 through December 23, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” beginning on page PS-16 of the accompanying product supplement no. UBS-3-I.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.2 to the Registration Statement on Form S-3 filed by us on November 14, 2011.